EXHIBIT 10.1

THIS VERSION HAS BEEN MODIFIED TO OMIT CERTAIN CONFIDENTIAL INFORMATION
OF VISION-SCIENCES, INC., WHICH HAS BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  THE PLACES IN THE DOCUMENT
WHERE INFORMATION HAS BEEN OMITTED ARE MARKED WITH [*].

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (the “Agreement”) is made as of this 6th day of August, 2003 by and between Vision-Sciences, Inc., a Delaware corporation with a principal office located at 9 Strathmore Road, Natick, Massachusetts 01760 (“Company”), and Medtronic Xomed, Inc., a Delaware corporation with a principal office located at 6743 Southpoint Drive North, Jacksonville, Florida 32216 (“MDTX”).

WHEREAS, Company is engaged in developing, manufacturing and marketing medical devices for use in otorhinolaryngology and related applications; and

WHEREAS, Company wishes to appoint MDTX, and MDTX wishes to accept its appointment as, the exclusive distributor of the Products (as defined below) in the Field (as defined below), all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       DEFINITIONS

1.1                                 “Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” shall have correlative meanings.

1.2                                 “Effective Date” means the date that is six (6) weeks after the date hereof.

1.3                                 “Field” means the field of otorhinolaryngology, as defined by the American Academy of Otorhinolaryngology and head and neck surgery as and to the extent it is practiced by licensed otorhinolaryngologists.  By way of example, trans-nasal esophageal applications practiced by gastroenterologists are outside the Field.

1.4                                 “Intellectual Property” means all rights to patents, software, copyrights, trademarks, trade secrets,

know-how, concepts, designs, techniques, formulae, inventions, trade names, labels, trade dress, literature, programs, advertising material or other documents, materials or information.

1.5                                 “Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

1.6                                 “Products” means the product or product groups listed on Annex A attached to and made a part of this Agreement, improvements and replacements for those products, and such other product or product groups as shall be added to Annex A pursuant to Section 2.4, provided that Products shall only include products that are directed to applications within the Field and that are labeled and intended for use within the Field.

1.7                                 “Territory” means the United States of America and Canada.

2.                                       APPOINTMENT OF DISTRIBUTOR; PRODUCTS

2.1                                 Company hereby grants MDTX the exclusive right, effective as of the Effective Date, to distribute, sell, advertise, promote and market the Products solely to customers practicing within the Field and for use within the Field and solely to persons and entities that are within the Territory and for use within the Territory.  MDTX hereby accepts such appointment.  From the date hereof until the Effective Date, the Company shall wind up its sales and marketing activities within the Territory and the Field consistent with the terms of this Agreement.

2.2                                 (a)                                  Except as otherwise permitted under this Agreement and unless and until this Agreement shall have been terminated in the manner provided herein, the Company agrees not to, after the Effective Date (i) distribute, market or sell to any Person other than MDTX, (ii) authorize any other Person other than MDTX to distribute, market or sell the Products or (iii) enter into any agreement or arrangement for the private labeling of any of the Products or any product that is identical or substantially similar in form or function to any of the Products, in each case of clauses (i) through (iii) above within the Territory and for use or sale within the Territory and for applications within the Field.  The Company reserves the right to promote the technology underlying Products, the use and application of Products and the Company’s role in developing and manufacturing Products, both within and outside the Territory and Field.  It is agreed that the Company shall coordinate with MDTX in advance of any promotion or other publicity of the Products within the Territory and for use or application within the Field.

(b)                                 Without prejudice to any other remedy of the Company hereunder, upon the failure of MDTX to perform its obligations under Section 3.1 below with respect to any Product, which failure is not cured within thirty (30) days of notice thereof to MDTX by the Company, the Company shall not be restricted from distributing, marketing or selling, or authorizing any Person other than MDTX to distribute, market or sell such Products within the Territory and for use or sale within the Territory and for applications within the Field.

2.3                                 MDTX shall have the right to perform its obligations and exercise its rights under this Agreement through one or more of its Affiliates, and to appoint agents (including Affiliates of MDTX)

to market and sell the Products solely to customers practicing within the Field and for use with the Field and solely to persons and entities that are within the Territory and for use within the Territory.  MDTX shall have the right to appoint subdistributors to perform MDTX’s obligations hereunder in such local markets where MDTX does not currently maintain a direct sales force.  All such agents and subdistributors shall be party to agreements with MDTX containing terms and conditions that are consistent with the terms of this Agreement, including, without limitation, those provisions relating to the marketing and sale of Products, the protection of the Company’s confidential information, trademarks and intellectual property rights and the termination of this Agreement.

2.4                                 (a)  If the Company develops new products for use and application within the Field and within the Territory (“New Products”) then the Company and MDTX shall, for a period of 90 days prior to any commercial launch of such New Product within the Field and within the Territory, negotiate exclusively and in good faith the reasonable terms and conditions for adding such New Products to Annex A.  If the parties are unable to agree on the terms and conditions of sale of such New Products, including a minimum purchase commitment therefor during the first twelve-month period following such commercial launch (the “Initial New Product Quota”), then the Company shall be free to market, distribute and sell such New Products either alone or through one or more distributors.  If the New Product is of a substitute nature with respect to an existing Product and otherwise directly competes in the market with any of the Products (a “Substitute Product”), any minimum purchase commitment agreed to with respect to such Product shall automatically be reduced, on a dollar-for-dollar basis, by the sales of such Substitute Product by the Company (or persons appointed by the Company other than MDTX) over the same period.  The Company shall report such sales of Substitute Products to MDTX for purposes of the adjustment to the minimum purchase commitments of MDTX.

(b)  If MDTX wishes for Company to develop and manufacture a New Product outside of Company’s planned product-development process, Company will, upon MDTX’s request and within a reasonable timeframe, provide to MDTX a quote for the Company’s development and manufacturing of such New Product.  MDTX shall promptly notify the Company of its decision whether to request that the Company develop such New Product and the parties shall negotiate in good faith the terms and conditions for adding the New Product to this Agreement, including the terms for the payment of the quoted costs for such development and manufacturing.  Nothing in this Agreement shall be deemed to require the Company to undertake any particular product development project and the Company shall have no liability for any failure to develop New Products either on its own initiative or pursuant to any request of MDTX, except for such liabilities and obligations set forth in any definitive agreement or amendment to this Agreement setting forth the terms and conditions for the development, marketing and sale of such New Products.

3.                                       MDTX’S DUTIES

3.1                                 MDTX agrees to:

(a)          Use its commercially reasonable best efforts to market, promote, distribute, sell and support the Products on a continuing basis throughout the term of this Agreement and throughout the entire Territory.  MDTX’s obligation to market the Products under this Agreement shall require MDTX, among other things, to: (i) conduct periodic promotions and obtain usual and customary market feedback (but without the requirement of MDTX to undertake or requisition any formal studies from third parties) with respect to the Products, (ii) maintain a well-staffed and appropriately supervised sales force, (iii) utilize its existing training facilities and programs to present live-demonstration courses relating to the Products, (iv) maintain adequate levels of Product inventory, and (v) feature the Products in its catalogs and other promotional materials and on each of its appropriate websites, at trade shows, congresses and similar conferences, and at sales and training courses and programs for MDTX sales and marketing personnel.

(b)         Carry out the marketing, promotion and sale of the Products in the Territory efficiently and in an orderly and regulated manner.

(c)          Refrain from selling or promoting in the Territory products that are directly competitive with the Products, and from marketing or promoting the Products in the Territory in a manner that is inferior to the manner in which MDTX markets and promotes any other of its products, including without limitation its other otorhinolaryngological products that are distributed or sold by MDTX in the Territory.  By way of example, no products currently marketed and sold by MDTX in the Territory and within the Field as of the date of this Agreement and featured in MDTX’s most recent product catalogue, a copy of which has been provided to the Company for the purposes hereof, are directly competitive with the Products within the meaning of this Section 3.1(c).

(d)         Refrain from making any oral or written statements or representations that vary from the specifications, instructions, warranties or representations given or made in this Agreement by Company to MDTX with respect to Products.

(e)          Not modify, adulterate, misbrand, alter or remove labels from Products.

(f)            Refer to the Company within five (5) working days any inquiry (other than a purchase order or potential purchase order originating within the Territory) from the public, any governmental authority, any trade association or any news media, publication or reporter concerning the Products or the Company.

(g)         Not take any action detrimental to the reputation or goodwill of the Products and/or the Company.

(h)         Promptly notify the Company in writing of any and all modifications, design changes or improvements to the Products (collectively, “Ideas”) suggested by any customer, employee, subdistributor or agent of MDTX for any purpose, except those that, in the reasonable opinion of MDTX, are of no commercial value to either party.  In the event that the Company agrees to incorporate any such Idea into a Product or New Product, then to the extent that MDTX has, obtains or derives any rights or benefit in or to any such Idea by MDTX, its employees, agents, customers or other persons, MDTX hereby grants to the Company a perpetual, irrevocable, royalty-free, transferable and nonexclusive license to use for any purpose such Idea, without the payment of any additional consideration thereof either to MDTX or to any such persons, except to the extent, and then only to the extent, required by applicable law or as set forth below.  MDTX shall cause each of its employees, agents and subdistributors to execute invention assignment agreements with respect to any Ideas.  To the extent that the Company agrees to incorporate an Idea developed by MDTX and based on valid claims in patents or patent applications filed by or on behalf of MDTX or its Affiliates (each such Idea, an “Invention”) into a Product or New Product which MDTX does not have the right to distribute or sell hereunder, or from such time as MDTX’s right to distribute and sell such Product or New Product is terminated or otherwise lapses, the Company shall license the use and application of such Invention for any purpose, on a non-exclusive, perpetual, irrevocable and transferable basis, in exchange for a royalty based on a percentage of the annual net sales of such Products or New Products incorporating such valid claims in patents or patent applications, ranging from 2% to 4%, as determined by an independent arbitrator mutually selected by the parties, who shall base his or her decision on factors typically taken into account in determining reasonable royalties.  To the extent that MDTX develops any Invention which the Company has not agreed to incorporate into a Product, the Company shall have the option to license the use and application of such Invention for any purpose, on a non-exclusive, perpetual, irrevocable and transferable basis, in exchange for a royalty based on a percentage of the annual net sales of products incorporating valid claims in patents or patent applications granted or filed, as the case may be, with respect to such Invention, ranging from 2% to 4%, as determined by an independent arbitrator mutually selected by the parties, who shall base his or her decision on factors typically taken into account in determining reasonable royalties.  The Company’s obligation to pay royalties hereunder with respect to a product incorporating an Invention shall continue until the expiration of the patent applicable to such Invention.  In no event shall royalties be payable hereunder with respect to Ideas that are not Inventions (i.e., based on valid claims in unexpired patents or patent applications filed by or on behalf of MDTX or its Affiliates).

(i)             Not commence or initiate, or cause to be commenced or initiated, any engineering, research, development or other technical activities on any of the Products or otherwise utilizing the Company’s intellectual property without the prior written consent of the Company.

(j)             Consistent with established industry standards and applicable laws, not pay or make gift of value, directly or indirectly, to any officer, employee or agent of a political party, government or administrative or governmental agency or to any candidate for public office, for the purpose of obtaining or retaining business related to the Products.

3.2                                 MDTX will comply, and will cause each agent appointed by it to comply, in all material respects with all applicable federal, state and local laws, rules, regulations and orders of all governmental authorities affecting the sale and distribution of the Products, as they are presently in effect and as they may be revised or supplemented from time to time.

3.3                                 MDTX will, and will cause each agent appointed by it to, adhere to good and sound business practices and carry out its duties under this Agreement according to the highest standards of professional business conduct.

3.4           Any and all marketing, promotional, sales and administrative costs, including any costs associated with attendance at or participation in trade shows, congresses or similar conferences, shall be borne by MDTX at its own expense.

4.                                       COMPANY’S COVENANTS AND DUTIES

4.1                                 Company agrees to:

(a)          Inventory and ship Products upon order and request of MDTX and in accordance with MDTX’s instructions.

(b)         Regularly inform MDTX about available displays, literature and other promotional and advertising material, as the Company deems suitable for MDTX in marketing Products for use in the Field.  The Company shall, upon MDTX’s reasonable request, deliver such available artwork, pictures, graphic design files and other promotional and advertising materials.  Such deliveries will be free of charge, except for freight and insurance.  MDTX is encouraged and allowed to issue, at its own expense, any materials related to the Products, provided that MDTX shall obtain written approval from the Company for each such item prior to issuance, which approval from the Company shall not be unreasonably withheld or delayed.

(c)          Label Products in accordance with this Agreement.

(d)         Comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders of all governmental authorities affecting the manufacture, labeling, inspection and sale of the Products, as they are presently in effect and as they may be revised and/or supplemented from time to time.

(e)          Staff and maintain a service and repair facility for the purpose of repairing and/or replacing Products that are within or outside of their warranty period.  MDTX shall advise Company of Products requiring repair or replacement and shall forward such Products to Company’s designated facility, but only after obtaining from the Company a return authorization approval pursuant to customary return procedures established from time to time by the Company.  Company shall inspect the Products and make necessary repairs or replacement, as appropriate, at its facilities and return the repaired or replacement Product to MDTX within thirty (30) business days of receipt of repair authorization from MDTX.  For Products repaired and/or replaced that are within their warranty scope and period, Company shall bear all costs and expenses relating to servicing such Products (including, without limitation, shipping and handling costs from MDTX to Company and back to MDTX).  For Products repaired that are outside their warranty scope or period, Company shall charge MDTX its standard time and materials rate, plus shipping and handling.

(f)            Subject to clause (d) of this Section, incorporate any modifications and improvements that Company makes to any of its products into the Products if so desired by MDTX and make the changed Products immediately available to MDTX.  If MDTX requests that Company make modifications or improvements to the Products, such changes shall be made only if mutually agreed to by Company and MDTX (including, without limitation, concerning price).

(g)         Provide training to MDTX’s product managers and sales representatives on an as-needed and reasonable basis to enable MDTX to promote the sale of the Product.  Such training will be conducted at MDTX’s facilities, and will be provided without charge to MDTX, except for the reimbursement of reasonable out-of-pocket expenses of the Company.  In addition, Company will provide to MDTX Product updates and service bulletins as they become available.

(h)         Provide MDTX Products for use as demonstration equipment and for training purposes (x) at the transfer prices specified on Annex A hereto less (i) [*] (y) [*].  Purchases of demonstration equipment at unit levels above the amounts specified above shall be at the transfer prices set forth on Annex A hereto.  Except as specifically set forth in Section 5.1(a), sales of demonstration equipment shall not count toward any minimum purchase obligations under Section 5.1.

(i)             Consistent with established industry standards and applicable laws, not pay or make gift of value, directly or indirectly, to any officer, employee or agent of a political party, government or administrative or governmental agency or to any candidate for public office, for the purpose of obtaining or retaining business related to the Products.

4.2                                 The Company shall provide MDTX with all technical and clinical information related to and necessary for the sale of the Products that the Company has in its possession without any requirement of the Company to produce or requisition any formal studies, data or information.  The Company shall be entitled to withhold any information that the Company determines, in its sole discretion, constitutes trade secrets of the Company.

4.3                                 The Company reserves the right to change a Product or its specifications without payment of compensation to MDTX, so long as such changes do not affect the efficacy, safety, form, fit or function of the Product or require regulatory approval or amendment.  If such changes do affect the efficacy, safety, form, fit or function of a particular Product, or require regulatory approval or amendment, the Company shall not be entitled to make such change without the prior written consent of MDTX, which consent shall not be unreasonably withheld.  The Company shall provide MDTX with ninety (90) days’ advance notice of any changes of Products to the extent possible.

4.4                                 The Company will adhere to good and sound business practices and will carry out its duties under this Agreement according to the highest standards of professional business conduct.

5.                                       ORDERING, SUPPLY, PRICE AND PAYMENT

5.1                                 Minimum Purchase Commitments.

(a)                                  Within thirty (30) days following the Effective Date, MDTX shall issue to the Company a purchase order for the first twelve months following the Effective Date (the “Initial Period”), providing for MDTX to purchase pursuant to such purchase order during the Initial Period no fewer than [*]of the Company’s Slide-On Sheath with the Company’s catalog number 22-xxxx (hereinafter, the “Basic ENT Sheath”) at a price of [*] per individual unit, and no fewer than [*] of the Company’s ENT—2000 Nasopharyngo-Laryngoscope (catalog no. 02-2302) at a price of [*] per unit, of which [*] of such flexible scopes shall be purchased by MDTX pursuant to Section 4.1(h)(ii) at a [*] (the “Initial Quota”).  References in this Section 5.1 to “individual units” of a Product refer to a single unit of such Product and do not refer to a single package that may contain one or more single units that are packaged and sold together under one catalog number.  MDTX shall be obligated to purchase the Products during the Initial Period according to the delivery schedule set forth on Annex C.  The minimum purchase requirements of this Section 5.1 shall only apply to and be satisfied by sales of Products for use and sale within the United States, and shall not apply to or be satisfied by sales of Products for use and sales in Canada.

(b)                                 If MDTX fails to purchase, during each successive 12-month period following the Initial Period (each such period, a “Quota Period”), the minimum dollar amounts of Products (the “Quota”), at a reduced transfer price for the Basic ENT sheaths of the greater of (i) [*] (as set forth on Annex A) or (ii) [*] of the average selling price of the sheaths by MDTX during the immediately preceding Quota Period, which minimum dollar amounts shall be negotiated in good faith between the parties hereto ninety (90) days prior to the expiration of the Initial Period or any successive Quota Period, as applicable, then the Company shall have the right and option, in its sole discretion, to (x) terminate the exclusivity of this Agreement upon written notice to MDTX or (y) terminate this Agreement upon written notice to MDTX, provided that if this Agreement is so terminated, MDTX shall be allowed to continue sales of Products hereunder on a nonexclusive basis for a period of six (6) months following the date of such termination, solely for the purpose of reducing its existing Product inventory (but the Company shall not be obligated to ship any Products to MDTX after the date of such termination, regardless of the date of the purchase order therefor).  If the parties are unable to agree on the Quota for any Quota Period at least forty five (45) days prior to the scheduled start of such Quota Period, then the Quota for such Quota Period shall be [*] of the greater of the Quota for or MDTX’s Product sales during the immediately previous Quota Period (or during the Initial Period, for the first Quota Period following the Initial Period).

(c)                                  Prior to the introduction of any New Product to the market, the Company and MDTX shall jointly conduct, or cause to be conducted, a market study to determine the pricing and the Initial New Product Quota for such New Product, which study will be funded by MDTX.  Based on the result of such market study, and on the Company’s current and reasonable expectations regarding the Company’s productions costs for the New Product, the Company and MDTX shall agree on the Initial New Product Quota and on transfer pricing to MDTX that is expected to give MDTX a gross margin on sales of the New Product to end users of at least [*].  If MDTX fails to purchase (i) during the first 12-month period following first commercial launch of any New Product (the “Initial New Product Period”), no less, in terms of dollars, of such New Product than set forth in the Initial New Product Quota, and (ii) during each 12-month period following the Initial New Product Period (each such period, a “New Product Quota Period”), such dollar amounts of the New Product as shall be negotiated in good faith between the parties hereto (the “New Product Quota”) ninety (90) days prior to the expiration of the Initial New Product Period or successive New Product Quota Period, as applicable, then the Company shall have the right and option, in its sole discretion, to (x) terminate the exclusivity of this Agreement upon written notice to MDTX or (y) terminate this Agreement upon written notice to MDTX, provided that if this Agreement is so terminated, MDTX shall be allowed to continue sales of Products hereunder on a nonexclusive basis for a period of six (6) months following the date of such termination, solely for the purpose of reducing its existing Product inventory (but the Company shall not be obligated to ship any Products to MDTX after the date of such termination, regardless of the date of the purchase order therefor).  If the parties are unable to agree on the New Product Quota for any New Product Quota Period at least forty five (45) days prior to the scheduled start of such New Product Quota Period, then the New Product Quota for such new Product Quota Period shall be [*] of the greater of the New Product Quota for or MDTX’s New Product sales during the immediately previous New Product Quota Period (or during the Initial New Product Period, for the first New Product Quota Period following the Initial New Product Period).

5.2                                 MDTX shall provide to Company, on a quarterly basis, a rolling twelve-month forecast of Products it expects to purchase.  MDTX shall also provide to Company, on a bi-annual basis, a blanket purchase order setting forth MDTX’s expected purchase volume, in U.S. Dollars, for the subsequent six-month period based on the forecasted Product mix.  Together with the blanket purchase order, MDTX shall provide to Company a Min-Max Spreadsheet substantially in the form attached to this Agreement as Annex B (the “Min-Max”).  For each Product item, the Min-Max will show a range of inventory levels (i.e., minimum-maximum) of finished goods that Company shall maintain in stock at its facility for immediate shipment to MDTX; the Min-Max will also show a target stocking level that MDTX will retain in inventory at its Jacksonville, Florida facility and at its Mississauga, Ontario facility.  MDTX will deliver to Company, on a bi-weekly basis, a completed Min-Max indicating the type and quantity of Products needed for shipment by Company to MDTX, and Company shall ship Product to MDTX within five (5) business days from receipt of the applicable Min-Max.  The Company shall at all times maintain inventory levels reasonably adequate to meet its obligations under Section 4.1(a) and the requirements of the Min-Max.  MDTX’s minimum purchase commitments hereunder shall be tolled for any period during which the Company is unable to ship Products in accordance with its obligations under Section 4.1(a) (including in connection with the initial order placed by MDTX in accordance with Section 5.1(a) above) and any Quota Period (or Initial Period, as applicable) in respect of which such minimum purchase commitments shall apply shall be extended by the amount of time during which the minimum purchase periods have been so tolled.

5.3                                 Upon shipment, Company shall promptly invoice MDTX in U.S. Dollars.  Payment for Products shall be in U.S. Dollars and is due net thirty (30) days from shipment of the Product by the Company; provided that MDTX shall be entitled to a [*] on any amounts paid and received by the Company within [*].  Late payments will be assigned a monthly service fee equal to [*] of the amount due.  Persistent failure to pay invoices when due shall constitute a material breach of this Agreement.

MDTX shall pay all invoices in full according to the stated terms.  Company will issue credits for any rejected Product pursuant to Section 5.7 below that MDTX may use to reduce payment of future invoices.

5.4                                 Prices for the Products ordered by MDTX from Company shall be as set forth in Annex A to this Agreement.

5.5                                 All prices and charges for Products are FOB designated Company facility.  Title to Products delivered hereunder and all risks of loss or damage thereto shall pass to MDTX upon shipment from Company’s facility.

5.6                                 Company shall package Products in accordance with good commercial practices and mutually agreed specifications, and in a manner sufficient to withstand the rigors of transportation.

5.7                                 MDTX shall have the right, within fifteen (15) days from receipt, to reject any Product that does not meet Company’s published specifications or any applicable laws or regulations or that is otherwise defective.  Any such rejection shall be accomplished by a notice from MDTX identifying and specifying, in reasonable detail, the Product rejected and the reasons for rejection.  Any Product rejected by MDTX shall be made available, on reasonable notice and during normal business hours, for inspection by Company or its representatives in a manner consistent with the Company’s return authorization procedures established from time to time and as previously communicated to MDTX.  Company will replace any rightfully rejected Product free of charge and will indemnify MDTX for reasonable out-of-pocket expenses (including freight and customs clearance, if any) incurred by MDTX in connection with (a) shipment of replacement Product to the same location and (b) shipment of the nonconforming Product back to Company (if so requested by Company and then pursuant to the Company’s return authorization approval procedures).  In the event of a rejection of defective Product, Company shall ship replacement Product within seven (7) days of its receipt of the rejected Product from MDTX, or such longer period of time as may be reasonable under the circumstances.

6.                                       WARRANTIES; INDEMNITY

6.1                                 Company hereby represents and warrants to, and covenants with, MDTX as follows:

(a)                                  Ownership.  Company is the sole and rightful owner of all right, title and interest in and to the Products or otherwise has the unrestricted right to grant to MDTX the rights granted in this Agreement without violating any rights of any third party.  There are no actual or threatened claims against any of the Products and no demands of any person or entity pertaining to any of the Products.  No proceedings have been threatened, instituted or are pending that challenge the rights of Company in the Products.  Company has not been charged with infringement or violation of any Intellectual Property right of any person or entity, and, to the Company’s knowledge, is not infringing any Intellectual Property right of any person or entity in connection with the manufacture, use, sale or other disposition of any of the Products.

(b)                                 Product Warranty.  The Products have been and shall be designed, manufactured, labeled, packaged and sold to MDTX in accordance with the Company’s quality system, all applicable laws and regulations of the United States and Canada, all applicable ISO-9001, EN-46001 and ISO 13485 certification or successor requirements, and all other applicable manufacturing requirements.  Company further represents and warrants to MDTX that Company’s manufacturing and quality system is in compliance with the Quality System Regulations promulgated by the U.S. Food and Drug Administration (or any successor requirements) and has been certified to be in compliance with the standards set forth in ISO-9001 and EN-46001, as the same may be amended or superceded by ISO 13485.  Once per year during the Initial Term (as hereafter defined) of this Agreement or any renewal thereof, the Company shall provide MDTX’s regulatory personnel reasonable access to the facilities and records of the Company for the purpose of confirming the Company’s and the Products’ compliance with all applicable laws and regulations.  The Products shall, for a period of time (as specified by Company for its products in its relevant published specifications) from date of sale by MDTX (or its subdistributor or agent) to the customer, be free from defects in material and workmanship and remain in good working order, and function properly and in conformity with the terms of this Agreement and with published specifications and documentation.  Company shall inform MDTX in writing of the warranty periods applicable to all of its products.  Company shall, at the request of MDTX, its customer or end-user, promptly repair or replace at its sole cost and expense any Product found to be defective (in accordance with the above) within the applicable warranty period.  MDTX may pass such Company warranty to its customers and to end-users.

(c)                                  Disclaimer.  THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO ANY PRODUCT OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPANY DISCLAIMS AND MDTX WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF MDTX AND ALL WARRANTIES AND OBLIGATIONS OF THE COMPANY, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY PRODUCTS OR OTHER ITEMS DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OR DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

(d)                                 No Royalties.  No royalties or other amounts will be payable by MDTX to others as a result of this Agreement or any of the transactions contemplated hereby.

6.2                                 Infringement Indemnity.  Company, at its own expense, shall defend, indemnify and hold harmless MDTX, its subsidiaries, affiliates or permitted assignees, and their respective directors, officers, employees, agents, permitted subcontractors, representatives, successors and permitted assigns, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including attorneys’ fees, based upon a claim that any Product infringes or violates any Intellectual Property right of any third party (an “Infringement Claim”).  MDTX may, at its own expense, assist in such defense if it so chooses, provided that, as long as Company can demonstrate sufficient financial resources, Company shall control such defense and all negotiations relative to the settlement of any such claim.  MDTX shall promptly provide Company with written notice of any claim which MDTX believes falls within the scope of this Section 6.2.  In the event that the Product, or any portion thereof, is held to infringe and its use is enjoined, Company shall have the obligation to, at its option and expense,

(i) modify the infringing Product without impairing in any material respect the functionality or performance, so that it is non-infringing, (ii) procure for MDTX the right to continue to distribute, sell, advertise, promote, market and otherwise commercialize the infringing Product, or (iii) replace said Product with equally suitable, non-infringing product.  If none of the foregoing alternatives are available to Company, the Company shall repurchase from MDTX at the price charged to MDTX by the Company, all Products that are in good and saleable condition and are in unopened, undamaged, sterile packages.  Except as set forth above, the Company shall have no further liability to MDTX with respect to any Infringement Claim.

7.                                       RELATIONSHIP

The relationship between Company and MDTX is that of independent contractors.  Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or principal-agent relationship between the parties; and neither party by virtue of this Agreement shall have any right, power or authority, express or implied, to act on behalf of or enter into any undertaking binding the other party, and Company and MDTX shall each refrain from making any representations to the contrary.  Except as otherwise set forth herein, all costs of each party’s operations, including but not limited to salaries, wages, taxes (corporate, service, employment, franchise, etc.) and employee benefits of each party and its employees shall be paid solely by such party, and the other party hereto shall have no liability or responsibility therefor.

8.                                       TERM AND RENEWAL

Subject to earlier termination as provided in Section 9 of this Agreement, the term of this Agreement shall commence on the date hereof and continue in full force and effect until the third (3rd) anniversary of the Effective Date (the “Initial Term”).  Thereafter, this Agreement will automatically be renewed for successive one (1) year periods unless either party notifies the other party in writing at least ninety (90) days prior to the end of the Initial Term or any renewal thereof that it does not wish to extend this Agreement.  The Initial Term and any renewal thereof, if any, are collectively referred to as the “Term.”

9.                                       TERMINATION

9.1                                 Each party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition herein.  A party that materially breaches this Agreement shall be given written notice of such breach by the other party and shall have the opportunity to take remedial action within a period of sixty (60) days or other longer period defined in such notice.  If the breaching party fails to remedy the breach within such sixty (60) day or other longer defined period, the other party shall have the right to immediately terminate this Agreement.

9.2                                 If either party becomes insolvent or files, or has filed against it, any petition under any bankruptcy or insolvency law or similar law which is not dismissed or stayed within sixty (60) days, is adjudged bankrupt or insolvent or the like, makes or attempts to make an assignment for the benefit of creditors or the like, or a trustee in bankruptcy or a receiver is appointed for either party, the other party shall have the right to immediately terminate this Agreement.

9.3                                 Any expiration or termination of this Agreement shall not alter the rights, duties and obligations of the parties for any purchase orders placed by MDTX, or amounts due, prior to the date of such expiration or termination, nor shall it affect the rights of end-users of the Products.

9.4                                 Upon termination or expiration of this Agreement, MDTX shall have the right to sell its existing, saleable inventory of Products in the market, and MDTX shall be obligated to purchase from Company finished goods Products held in inventory by Company up to the “maximum” quantity indicated in the most recent Min-Max provided by MDTX to Company.  MDTX shall retain the rights under this Agreement necessary for it to sell its remaining inventory of Products and Company shall provide the necessary materials and support to assist MDTX in doing so.

9.5                                 If any of the Products sold by MDTX is recalled from the market or withdrawn from sale within the Territory for reasons of product safety or quality as determined by any applicable governmental authority or by mutual agreement of the parties, any minimum purchase commitment or Quota with respect to such Product shall be suspended until 90 days after the date on which the Product has been re-introduced into the market.

10.                                 PRODUCT LABELING, REGISTRATION

10.1                           Product Labeling.   All Products shall be marketed and sold under MDTX’s name and logos, provided that all Products and Product packaging shall also prominently and conspicuously bear the name of the Company and the Company’s logo, and shall also contain such other designations of the Company, including identification of the Company as the manufacturer of the Products, and the country of manufacture, where applicable, as may be necessary to comply with Title III of the Medical Device User Fee and Modernization Act of 2002 (P.L.107-250).  MDTX shall sell the Products in the same condition as they are delivered to it and shall not alter, deface, remove, cover up or mutilate in any manner whatsoever any trademark, serial or model number, the words “patent pending” and/or “patent” and/or the patent number, copyright symbol and any other reference to the Intellectual Property rights of the Company which the Company may attach or fix to or make part of the Products.  So long as the requirements of this Section 10.1 are otherwise complied with, and subject to MDTX’s obligations under Section 12.2 hereof, MDTX shall be entitled to affix to Products such additional labels as it shall deem reasonably necessary to identify MDTX as the distributor of the Products, provided, that, the Company shall have approved in writing in advance of such labeling, such approval not to be unreasonably withheld.

10.2                           Product Registration.  Company shall obtain and maintain all necessary registrations, licenses and permits for the Products with health and other competent authorities that may from time to time be required by law, regulation or otherwise throughout the countries and regions of the Territory in which MDTX is promoting, advertising and selling the Product within a six-month time period.  Any such registrations, licenses or permits shall be in the name of Company unless prohibited by law, in which case they shall be held in trust by MDTX acting as in-country caretaker for Company, and shall be subject to transfer, cancellation, modification or supplement for Product changes at Company’s direction.  The cost and expense of obtaining such registration shall be the responsibility of Company.  Company shall provide, free of charge, such samples of Products, data and investigation reports and all other documentation as it possesses to the extent that they are required by local law and will facilitate registration throughout the Territory.  Company shall also obtain the appropriate approval of all governmental control agencies as required throughout the Territory for any purchases and sales contemplated by this Agreement, and specifically Company shall obtain all necessary approvals for the importing, storing and selling of Products subject to sterile conditions.

11.                                 RECALLS; COMPLAINTS

11.1                           MDTX shall provide the Company, on a quarterly basis, a list of MDTX customers, including customer contact information and the lot numbers and models of Products purchased by such customers, for the purpose of being able to track Products in the event of a Product recall otherwise to ensure that the Company is able to comply with any statutory or other obligation in respect of Products sold hereunder.  In the event of a recall, MDTX must provide the above-mentioned information within forty-eight (48) hours.  In this regard, MDTX agrees to advise the Company within forty-eight (48) hours of each complaint that MDTX may receive or become aware of concerning the Products, including any complaint that any of the Products may have been associated in any way with an injury or death to a user or patient or may have been associated with an incident that could likely cause serious health problems or death.  MDTX agrees to work with and cooperate with the Company to resolve complaints.  In the event of a Product recall, Company shall promptly reimburse MDTX for all reasonable costs and expenses incurred by MDTX in connection with any such recall.  Each of the Company and MDTX shall notify the other and the appropriate governmental agencies within the Territory of any reportable product incident of which either the Company or MDTX becomes aware.

11.2                           MDTX shall handle all customers’ complaints with a view of securing and maintaining the goodwill of the Company and of the Products, and shall record all complaints in detail and promptly submit the same to the Company for its review, as set forth above.  Company shall be responsible for investigation of the reports and submission of U.S. Medical Device Reports (21 CFR Part 803), and/or other governmental agency reports as required by applicable law or regulation within the Territory.

12.                                 INTELLECTUAL PROPERTY

12.1                           Company shall have and shall retain at all times all rights in and to its Intellectual Property relating to the Products.

12.2                           Company and MDTX acknowledge and agree that MDTX will market and sell the Products under the Company’s and MDTX’s trademarks, as mutually agreed by the parties; provided that in connection with any promotional or other Product related materials or events, MDTX shall use reasonable efforts to prominently depict or display the Company’s name, logo and Product related trademarks or service marks, and indicate that the Products have been manufactured by the Company using the Company’s proprietary technologies and all packaging and physical embodiments of the Product shall display the Company’s mark.  Any use of any trademarks or service marks that are owned by the Company in any such promotional materials shall be accompanied by an appropriate legend indicating that such trademarks and service marks are the property of the Company.

13.                                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

Company hereby represents, warrants and covenants to MDTX that:

13.1                           Company and its employees have all necessary rights, authorizations or licenses to perform their obligations hereunder and to provide all related materials and services required under this Agreement.

13.2                           Each Product shall be manufactured and/or developed in a manner consistent with good commercial practice and regulations and guidelines of the U.S. Food and Drug Administration for such medical devices, free from defects in material and workmanship, and shall conform to all applicable laws and regulations relating to medical devices and to the Product’s published specifications.

13.3                           Company does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

13.4                           There are no actions, suits, or proceedings instituted or pending or, to the best knowledge of Company’s management, threatened against Company that might reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations hereunder.

13.5                           Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

13.6                           The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action of the Company, and this Agreement represents the Company’s valid and legally binding obligation.

13.7         The execution, delivery and performance of the obligations of this Agreement by the Company in accordance with the terms of this Agreement do not and will not conflict with or otherwise violate the terms of any other agreement to which the Company is a party.

14.                                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MDTX

MDTX hereby represents, warrants and covenants to Company that:

14.1                           MDTX and its employees have all necessary rights, authorizations or licenses to perform their obligations hereunder and to provide all related materials and services required under this Agreement.

14.2                           MDTX does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

14.3                           There are no actions, suits, or proceedings instituted or pending or, to the best knowledge of MDTX’s management, threatened against MDTX that might reasonably be expected to have a material adverse effect on the ability of MDTX to perform its obligations hereunder.

14.4                           MDTX is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

14.5                           The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action on the part of MDTX, and this Agreement represents MDTX’s valid and legally binding obligation.

15.                                 LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS, USE, OPPORTUNITY OR REVENUES OF ANY KIND, OR ANY OTHER COMMERCIAL DAMAGE, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH DAMAGES ARISE FROM CONTRACT, NEGLIGENCE, TORT OR OTHERWISE.  TO THE EXTENT THAT A PARTY HERETO IS HELD LIABLE TO ANY THIRD PARTY FOR ANY SUCH PUNITIVE OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY ACT OR OMISSION OF THE OTHER PARTY HERETO SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTIONS 6.2 AND 16, SUCH DAMAGES SHALL NOT SOLELY BY VIRTUE OF THIS SECTION 15 BE EXCLUDED OR DISCLAIMED.

16.                                 INDEMNIFICATION

16.1                           MDTX shall indemnify and defend Company, its affiliates, and their respective directors, officers, representatives, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from any claim made by any third party (including, without limitation, any claim alleging personal injury or property damage) attributable to any breach of this Agreement by MDTX or to any intentional or negligent act or omission of MDTX, its employees, agents, or subcontractors in the performance of this Agreement, except to the extent that a claim is caused by the negligence or willful misconduct of Company, its employees, agents, or subcontractors.

16.2                           Company shall indemnify and defend MDTX, its affiliates, and their respective directors, officers, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from:

(a)          any claim made by any third party (including any claim alleging personal injury or property damage) attributable to any breach of this Agreement by Company or to any intentional or negligent act or omission of Company, its employees, agents, or subcontractors in the performance of this Agreement, except to the extent that a claim is caused by the negligence or willful misconduct of MDTX, its employees, agents, or subcontractors;

(b)         any third party claim for bodily injury, including death, or property damage caused by defects in design or manufacture of the Products, except to the extent a claim is caused by the negligence or willful misconduct of MDTX in its sale, distribution or handling of the Products; and

(c)          any Product recalls or replacements by any competent government authority or other agency deemed appropriate by mutual agreement of Company and MDTX, except to the extent such recall or replacement is caused by the negligence or willful misconduct of MDTX in its sale, distribution or handling of the Products.

16.3                           In the event of any claim subject to the indemnification provisions of this Section 16, the party seeking indemnification shall promptly notify the other party in writing, and permit that party upon its request, to control the defense and/or settlement of the relevant claim.  Each party shall make a reasonable effort to cooperate in such settlement and/or defense and neither party shall settle any claim for which it is obligated under this Section 16 without the prior written approval of the other party.

17.                                 CONFIDENTIALITY AND NON-DISCLOSURE

17.1                           Both parties acknowledge and agree that this Agreement creates a privileged and confidential relationship between MDTX and Company and that information concerning both parties’ business affairs, customers, vendors, finances, properties, methods of operations, computer programs and documentation, diagrams, verbal and written disclosures, drawings, samples, technical descriptions, specific configurations, dimensions, materials, concepts, developments, techniques, know-how, inventions, and other such materials and  information, whether written or oral, is confidential in nature.  All such information is hereinafter collectively referred to as “Confidential Information.”  Neither party will use, directly or indirectly, for its own benefit or the benefit of others, both during the term of this Agreement and subsequent to its termination, any Confidential Information of the other party which may be acquired or developed in connection with or as a result of the performance of this Agreement without the prior written consent of the other party.

17.2                           Both parties agree, except as directed by the other party or provided in this Section 17.2, not to disclose any Confidential Information of the other party to any person whatsoever at any time during or after the term of this Agreement.  Upon termination of this Agreement and at a party’s written request, each party will turn over to the other party all documents, papers and other materials in its possession or control (except for one copy that may be retained solely for archival purposes) that relate to the other party or the Intellectual Property of the other party.  Both parties further agree to bind its employees and subcontractors to the terms and conditions of this Agreement.  Each party acknowledges that disclosure of any Confidential Information of the other party by it may give rise to irreparable injury to the other party, its subsidiaries and/or affiliated companies or the owner of such information, inadequately compensable in damages.  Accordingly, the disclosing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies that may be available.  Each party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of the other party, its subsidiaries and/or affiliated companies and are reasonable in scope and content.

17.3                           Each party’s obligation of non-disclosure and non-use shall not apply to information (i) which at the time of its disclosure to the receiving party is available to the public, (ii) which the receiving party can show was properly in its possession prior to disclosure, (iii) that is published or otherwise becomes available to the public through no fault of the receiving party, (iv) that the receiving party can show was received by it from a third party without breach of a confidentiality obligation, (v) is independently developed by the receiving party without use of any Confidential Information of the other party, or (vi) is required to be disclosed by any governmental agency, provided that the disclosing party shall give the other party reasonable notice of such requirement and shall afford the other party the opportunity to prevent such disclosure.

18.                                 NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) expedited delivery service, (c) facsimile transmission or (d) certified or registered mail, postage prepaid, addressed as follows:

If to MDTX:

Medtronic Xomed, Inc.
6743 Southpoint Road North
Jacksonville, Florida 32216
Attn: Mark J. Fletcher, President ENT Division
Tel: (904) 279-7511
Fax: (904) 281-2779
and
Jaime A. Frias, Esq., Vice President, Senior Legal Counsel
Tel: (904) 332-2451
Fax: (904) 332-8914

If to Company:

Vision-Sciences, Inc.
9 Strathmore Road
Natick, Massachusetts 01760
Attn: Ron Hadani, President & CEO
Tel: (845) 365-0600 (ext.116)
Fax: (845) 365-0620

With a copy to (which shall not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn: Paul I. Rachlin, Esq.
Tel: (212) 969-3640
Fax (212) 969-2900

Any party may, by notice given in accordance with this Section 18 to the other party, designate another address or person for receipt of notices.

19.                                 GENERAL PROVISIONS

19.1                           This Agreement shall be governed in all respects by the laws of the State of New York, without regard to any rules of conflict and choice of laws that would require the application of laws of another jurisdiction.

19.2                           This Agreement shall be binding on the parties and their respective successors and assigns.  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations or commitments between the parties, both written and oral.  The terms of this Agreement shall prevail in the event that there is a conflict or variance with the terms and conditions of any purchase order form or other document submitted by MDTX or with any invoice or other document submitted by Company.

19.3                           All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

19.4                           The failure by either party to enforce any term or condition of this Agreement, the written waiver of any term or condition of this Agreement or the acceptance of any payment shall not be a waiver of further enforcement of that or any other term or condition.

19.5                           The captions used herein are for convenience only and shall not be considered in construing or interpreting the provisions hereof.

19.6                           If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.7                           Notwithstanding the termination or expiration of this Agreement, it is acknowledged and agreed that the following provisions shall survive any such termination in addition to such other provisions of this Agreement which by their terms are intended to survive the termination of this Agreement:  Sections 6.2, 9.3, 9.4, 11.1, 11.2, 12.1, 12.2, 15, 16.1, 16.2, 16.3, 17.1, 17.2, 17.3, 18 and 19.1.

19.8                           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

19.9                           This Agreement shall not be valid until signed and accepted by authorized representatives for each party, and no party shall be bound by any change, alteration, amendment modification, termination or attempted waiver of any of the provisions hereof unless in writing and signed by an authorized officer of the party against whom it is sought to be enforced.

19.10                     Without derogating from anything contained in Section 2.3 hereof, neither this Agreement nor any rights granted hereby may be assigned by either party without the other party’s prior written consent, such consent not to be unreasonably withheld.  Any attempted assignment in violation of the proceeding sentence shall be null and void.  Notwithstanding the foregoing, consent shall not be required for an assignment of this Agreement resulting from (i) a merger, reorganization, reincorporation or other acquisition of a party or (ii) the sale of all or substantially all of the ENT business of the Company.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  In the event that this Agreement is assigned by the Company to a direct competitor of MDTX as a result of the sale of all or substantially all of the Company’s otorhinolaryngological business to such competitor of MDTX, MDTX shall have the right to terminate this Agreement upon written notice to the Company.

19.11                     Neither party shall be liable for any delay or failure to perform in whole or in part, resulting from causes beyond such party’s reasonable control, including, but not limited to, fires, war, terrorism, strikes, insurrections, riots, embargoes, delays in transportation, inability to obtain supplies of raw materials, or requirements or regulations of any governmental and/or semi-governmental authority.  If such delay or failure extends beyond thirty (30) days, the party not affected by the delay shall have the right to terminate this Agreement upon written notice.

19.12                     Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns.

19.13                     Upon execution of this Agreement, MDTX and the Company shall issue a joint press release substantially in the form of Annex D hereto (the “Release”).  The Company shall be entitled to file a redacted copy of this Agreement with the Securities and Exchange Commission after review thereof by MDTX, which review by MDTX shall be completed in a timely fashion.  Except to the extent required by applicable law, neither party shall make any public announcement or statement regarding the relationship of the parties hereunder inconsistent with the Release or any public filings of either party without the prior written consent of the other party, which shall not be unreasonably withheld.

[END OF TEXT]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above written.

MEDTRONIC XOMED, INC.	VISION-SCIENCES, INC.

By: /s/ Mark Fletcher	By:	/s/ Ron Hadani
Name:	Name: Ron Hadani
Title: Pres US ENT	Title: President & CEO
Date: 8/6/03	Date:

C.            ANNEX A

PRODUCTS AND PRICING

[*]

ANNEX B

[*]

ANNEX C

[*]

ANNEX D

FORM OF JOINT PRESS RELEASE

Medtronic Xomed and Vision Sciences Announce Distribution Agreement

Exclusive for ENT Products within the US and Canada

Jacksonville, Fla. and Natick, Mass. — August XX, 2003 — Medtronic Xomed, the ear, nose and throat (ENT) business division of Medtronic, Inc. (NYSE: MDT) and Vision-Sciences, Inc., (Nasdaq: VSCI) announced today that they have signed a three-year distribution agreement under which Medtronic Xomed has become the exclusive distributor in the U.S. and Canada of Vision Sciences’ Slide-On™ EndoSheath® System products within the field of otorhinolaryngology, including head and neck surgery.  Medtronic Xomed will market and sell Vision Sciences’ ENT products, co-branded with both companies’ names and logos, through its dedicated sales force.

[Suggested language: “We are excited about adding Vision Sciences’ EndoSheath System products to our wide ranging ENT product line. We believe that the Slide-On EndoSheath product line offers otolaryngologists and speech pathologists the simplest and most economical way to perform diagnostic and therapeutic flexible endoscopic procedures. We expect that these innovative products will provide substantial benefits to the practice of otorhinolaryngology, through significantly improved practice efficiency both in the private practice and hospital settings, while continuing to provide patient and provider safety.” stated Mark Fletcher, President of Medtronic Xomed.]

“We are extremely pleased to have Medtronic Xomed endorse the EndoSheath System and become our marketing and distribution partner in the US and Canada for our growing ENT product line. We expect these products to expand significantly the use of the existing, widely installed base of diagnostic ENT endoscopes due to their compatibility with existing models and because they also provide a ‘delivery system’ for procedures such as biopsy and sensory testing for evaluation of swallowing disorders. We believe that the innovative EndoSheath System, coupled with Medtronic Xomed’s highly professional and established sales and marketing forces, will result in effective market penetration for the products.  We look forward to a long and mutually rewarding relationship between the two companies.” stated Ron Hadani, President and CEO of Vision-Sciences, Inc.

Based in Jacksonville, Fla., Medtronic Xomed www.xomed.com is a global leader in the market of medical devices for the treatment of ear, nose and throat diseases and it is a leading manufacturer of surgical products for use by ENT specialists. Medtronic Xomed is a part of Medtronic, Inc., www.medtronic.com, the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences products is available on the Internet at www.EndoSheath.com, and company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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